Exhibit 99.1 news release

Ovintiv™ Publishes 2019 Sustainability Report

Commits to emissions-related performance metrics for 2021; delivers sixth safest year

DENVER, November 5, 2020 - Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today published its Sustainability Report, focusing on the Company’s innovative leadership in sustainability and highlighting its significant achievements in environmental, social and corporate governance.

“We understand that investors and society expect more transparency, more consistency and continuous performance improvement—from the industry and our Company. We are rising to this challenge,” said Doug Suttles, president and chief executive officer. “Since we began publishing our sustainability report 15 years ago, we have disclosed our ESG performance and evolved the report to meet growing stakeholder expectations. Our latest report continues that practice.

“We are relentless about finding innovative ways to drive efficiency gains and performance in every aspect of our business—including ESG. Safe, reliable and affordable energy is critical to the sustainability of every family and community, and that’s why we are proud to play a role in providing the energy that makes modern life possible for all.”

Highlights of the Ovintiv 2019 Sustainability Report include:

•	“Safest year ever” for the sixth consecutive year.
•	Expanded reporting alignment with the Task Force on Climate-Related Financial Disclosures (TCFD) and the Sustainability Accounting Standards Board (SASB) guidance.
•	Reduced overall Greenhouse Gas intensity.
•	Commitment to emissions-related performance metrics tied to the 2021 compensation program for all employees.
•	Refreshed Board governance with new independent Board Chairman and restructured committees.

For more information about its 2019 metrics and other performance data, please find the Company’s 2019 Sustainability Report at https://www.ovintiv.com/sustainability/

About Ovintiv Inc.

Ovintiv is one of the largest producers of oil, condensate and natural gas in North America. The Company is committed to preserving its financial strength, maximizing profitability through disciplined capital investments and operational efficiencies and returning capital to shareholders. A talented team, in combination with a culture of innovation and efficiency, fuels our economic performance, increases shareholder value and strengthens our commitment to sustainability in the communities where we live and work.

Further information on Ovintiv Inc. is available on the Company's website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253